Exhibit 99.1
MRV ANNOUNCES SELECTED PRELIMINARY FINANCIAL RESULTS
Network Equipment Revenue Increased 30% Year-Over-Year
CHATSWORTH, CA – Oct. 30, 2008 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of products and services for WDM and optical transport, metro Ethernet, fiber optic components, 10GE, out-of-band networking and other optical networking products, today announced selected preliminary financial results for its third quarter and nine months ended Sept. 30, 2008.
MRV is not providing preliminary bottom-line financial results for the quarter at this time in light of the previously-announced and ongoing internal review of its historical stock option granting practices, the associated accounting impact of such practices and of other matters and the expected restatement of its financial statements. Accordingly, current financial results reported in this press release, comparative information from 2007 and 2008, which have been included to provide a context in which to assess MRV’s performance for the current periods, and any related disclosure regarding trends and guidance, must be considered preliminary and subject to change, and such changes, if made, could be material.
Revenue for the third quarter of 2008 was $131 million, an increase of 13% over revenue of $116 million in the third quarter of 2007. Year-over-year growth was driven by a 30% increase in the network equipment segment and an 11% increase in the optical components segment. Revenue for the nine months ended Sept. 30, 2008 was $404 million, an increase of 31% from the nine months ended Sept. 30, 2007, driven by a 29% increase in network equipment, a 9% increase in network integration and a 66% increase in optical components.
The MRV Network Equipment segment posted another strong quarter with $31 million in revenue, an increase of 30% when compared with $24 million in revenue reported the same quarter of the previous year. For the quarter ended Sept. 30, 2008, MRV Network Integration reported $54 million in revenue, a 5% increase from the third quarter of fiscal year 2007. Optical Components reported $49 million in revenue, compared with $44 million in the same quarter of the previous year.
“We are pleased with the continued strong performance of our network equipment business, which grew nearly 30% year-over-year for the third consecutive quarter while leveraging our existing operational structure,” commented Noam Lotan, President and Chief Executive Officer of MRV. “However, we are dissatisfied with our consolidated revenue results, which fell short of our original expectations.”
Exhibit 99.1-1

“Demand and orders remain strong for our fiber optic business but establishing product lines in our new manufacturing facility in Chengdu, China, took longer than originally anticipated, resulting in unmet demand. We are making steady progress in completing the move and believe the additional capacity will be a benefit in the long run and enable us to achieve our improved efficiency goals. Separately, network integration revenue, while ahead of last year’s revenue, was lower than prior expectations due in part to currency exchange rates.”
Mr. Lotan continued, “Our innovative network equipment product portfolio focused primarily on carrier access and aggregation, packet optical transport and wireless backhaul is clearly supporting our vision: To become one of the top five leaders in optical network equipment. Our goal is to continue achieving above-market revenue growth, however, in the near-term, given the adverse macroeconomic environment we anticipate a slower growth rate when compared with the third quarter.”
At Sept. 30, 2008, MRV had combined cash, cash equivalents, time deposits and short-term and long-term marketable securities of approximately $73 million, compared with $79 million at the end of the second quarter of 2008.
As a result of the on-going review of its historical stock option granting practices and the expected restatement, the company is not able to present its detailed GAAP financial results for the quarter or nine months ended Sept. 30, 2008 or comment on the progress of the review. The company does not expect the Special Committee’s review to be completed in time for the company to file its Quarterly Report on Form 10-Q for the quarter just ended by the SEC deadline of Nov. 10, 2008 or within the five-day extension period provided by the SEC’s rules and accordingly does not expect that it will be filing the form necessary to obtain the extension. The company is currently working to restate its financial statements and regain compliance with the SEC.
Fourth Quarter of 2008 Outlook
MRV currently estimates that revenue for the fourth quarter of 2008 will be in the range of $130 million to $144 million, which assumes an unfavorable foreign currency impact of $4 million to $5 million compared with the fourth quarter of 2007. Our revenue guidance range for the fourth quarter of 2008 is broader than in past quarters due to the volatile fluctuating currency exchange rates seen so far this quarter.
Other Information
MRV will host a conference call to discuss its preliminary third quarter 2008 financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). For parties in the United States and Canada, call 800-366-7449 to access the conference call. International parties can access the call at 303-205-0066. MRV will offer its live audio broadcast of the conference call, along with a financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.
Exhibit 99.1-2

Forward-Looking Statements
This press release contains statements, and the scheduled conference call contain statements, regarding future financial and operating results of MRV, MRV’s expected revenues for the fourth quarter of 2008 ending on Dec. 31, 2008, and other statements about future expectations, beliefs, goals, plans or prospects are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to managements’ assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “seeks,” “should,” “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur and that expected conditions will remain the same or improve and involve risks, uncertainties and assumptions, the likelihood of realizing are difficult to assess and may not occur. Therefore, actual outcomes, performance and results may differ from what is expressed or forecasted in such forward-looking statements and such differences may vary materially from current expectations.
In addition, there are a number of risks associated with matters relating to the ongoing review by the special committee of independent directors of MRV’s historical stock option practices and the company’s accounting for earnouts and profit sharing in certain subsidiaries. We cannot predict when either the internal review or expected restatement will be completed and there may be negative tax or other implications for MRV resulting from the accounting adjustments. There can be no assurance that we will maintain our Nasdaq listing. We cannot predict the outcome of the internal review, or any lawsuit or other proceeding related to the matters under review by the special committee. In addition to the lawsuits that have been filed against the company to date, we could also be subjected to other lawsuits and could become the subject of regulatory inquiries and investigations. Dealing with matters related to the subject matter of the special committee’s review and the allegations made in pending or other lawsuits could divert management’s attention from our operations and expenses arising from the special committee’s review, the expected restatement, related litigation and other associated activities are expected to continue to be significant. These events could adversely affect our business and the price of our common stock.
All information in this release is as of Oct. 30, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
About MRV Communications, Inc. MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley Investor Relations
(818) 886-MRVC (6782)	maria@blueshirtgroup.com ir@mrv.com
(415) 217-2631
Exhibit 99.1-3